EXHIBIT 99.1

CONTACT:

Bell Industries, Inc.
Tracy A. Edwards
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
323-866-6060

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS IMPROVED OPERATING RESULTS
FOR 2004 FIRST QUARTER

     El Segundo, California – May 6, 2004 – Bell Industries, Inc. (AMEX:BI) today reported improved net revenues and operating results in each of its business units for the first quarter ended March 31, 2004.

     Consolidated net revenues for the quarter rose seven percent to $34.4 million from $32.1 million in the prior-year period. Bell’s loss before income taxes was reduced by 46 percent to $699,000 from $1.3 million in the 2003 first quarter. Net loss for the 2004 first quarter totaled $699,000, or $0.08 per share, compared with a net loss of $912,000, or $0.11 per share, a year earlier when the company recorded an income tax benefit of $391,000.

     “We are pleased to have achieved improved results at each of our business units during Bell’s first quarter, which is seasonally one of the weakest periods of the year,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries. “While results include our continuing commitment and investments to expand business development efforts and better position our operations for greater market penetration, our cost containment efforts translated to a six percent overall reduction in selling and administrative expenses compared with a year ago and helped to keep the company moving in the direction of returning to profitability.”

     Bell’s Tech.logix Group (BTL), the company’s largest operating unit, reported a five percent increase in net revenues to $20.8 million in the 2004 first quarter from $19.8 million in the year-ago period. BTL narrowed its operating loss by 43 percent for the current first quarter to $563,000 from $985,000 a year earlier.

     As expected, BTL’s comparative results were adversely affected by a significant deployment project in the corresponding prior-year period and the previously announced transition to end an outsourcing engagement in the current year quarter. Accordingly, services revenues in the current first quarter were lower at $8.3 million, compared with $8.5 million in the 2003 first quarter. The company said the impact on the current period was offset, in part, by new business acquired since last year’s first quarter.

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Bell Industries, Inc.
2-2-2

     “While corporate expenditures on technology are still far from robust, we are starting to see more consistent IT hardware spending,” Edwards said. “As the economic environment improves and more mid-sized organizations eventually move toward growth, we believe that BTL, with its strengthened leadership and sales team, is well positioned to help these corporations more effectively and efficiently manage their IT infrastructure needs.”

     Bell’s Recreational Products Group reported an increase in net revenues of eight percent to $11.5 million for the 2004 first quarter from $10.6 million in first quarter of 2003. Increased demand, the addition of new sales people, and a stronger snow season in the northern Midwest this year contributed to the increase in revenues. Operating income improved to $106,000 from $61,000 a year earlier.

     Bell’s electronic components operation, J.W. Miller, achieved a 32 percent increase in sales to $2.1 million from $1.6 million a year earlier, reflecting higher industry demand for the three months ended March 31, 2004. Operating income advanced to $438,000 from $305,000 last year as a result of increased sales and gross margin contribution.

     At March 31, 2004, Bell continued to maintain a strong balance sheet with no bank debt and net working capital of $17.5 million and cash of $7.2 million. Shareholders’ equity totaled $20.9 million, or $2.50 per share, at March 31, 2004.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the prospects for a stabilizing technology market and increased corporate spending, returning BTL to profitability, decreased margins due to price competition, delays and costs associated with new client engagements, the effectiveness of business development efforts, realizing business opportunities as the economy improves, the company’s ability to achieve overall profitability, the future realization of tax benefits, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

Three months ended March 31	2004	2003
Net revenues:
Products	$26,095	$23,568
Services	8,333	8,509

	34,428	32,077

Costs and expenses
Cost of products sold	21,415	19,007
Cost of services provided	6,732	6,972
Selling and administrative	7,010	7,423
Interest, net	(30)	(22)

	35,127	33,380

Loss before income taxes	(699)	(1,303)
Income tax benefit		(391)

Net loss	$(699)	$(912)

Basic and diluted share data
Net loss per share	$(.08)	$(.11)

Weighted average common stock	8,371	8,367

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Technology Solutions
Products	$12,442	$11,309
Services	8,333	8,509

	20,775	19,818
Recreational Products	11,520	10,640
Electronic Components	2,133	1,619

	$34,428	$32,077

Operating income (loss):
Technology Solutions	$(563)	$(985)
Recreational Products	106	61
Electronic Components	438	305
Corporate costs	(710)	(706)

	(729)	(1,325)
Interest, net	30	22
Income tax benefit		391

Net loss	$(699)	$(912)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$7,183	$12,203
Accounts receivable, net	22,854	16,164
Inventories	12,500	11,286
Prepaid expenses and other	846	689

Total current assets	43,383	40,342

Fixed assets, net	3,976	4,206
Other assets	1,991	2,085

	$49,350	$46,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,229	$12,882
Accrued payroll and liabilities	8,634	9,634

Total current liabilities	25,863	22,516

Long-term liabilities	2,573	2,520
Shareholders’ equity	20,914	21,597

	$49,350	$46,633